Exhibit 21
Subsidiaries of the Parent Company
As of December 31, 2021

The following bank subsidiaries are national banks and are organized under the laws of the United States:
Associated Bank, National Association
Associated Trust Company, National Association

The following nonbank subsidiaries are organized under the laws of the State of Wisconsin:
ABNA Investment Partners LLC
ABNA Portfolio Investments
ABNA Securities, LLC
ACD Germania, LLC
Associated Benefits Connection, LLC
Associated Community Development, LLC
Associated Investments Inc.
Associated Investment Services, Inc.
Associated Wisconsin Real Estate Corp.
Kellogg Asset Management, LLC
Milwaukee Center Management, LLC

The following nonbank subsidiaries are organized under the laws of the State of Michigan:
GL-Mercantile Milwaukee, LLC